UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 October 18, 2006
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 - Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On October 19, 2006, Lincoln National Corporation (“LNC”) called for redemption on November 19, 2006 of all of its outstanding 7.65% Junior Subordinated Deferrable Interest Debentures, Series E due 2050 (the “Junior Subordinated Debentures”), which are held by Lincoln National Capital V. As a result, all of the outstanding 7.65% Trust Preferred Securities, Series E and 7.65% Common Securities of Lincoln National Capital V will be redeemed on November 19, 2006. The redemption price for the Trust Preferred Securities, Series E will be $25.00 per security, for a total principal amount of $172,500,000 million, plus any accrued distributions through the redemption date.

The aggregate principal amount of the Junior Subordinated Debentures to be redeemed is $177, 836,000 million, plus accrued interest thereon through the redemption date. The Junior Subordinated Debentures were originally issued on November 19, 2001 and, in accordance with their terms, are subject to optional redemption by LNC on or after November 19, 2006. Pursuant to the terms of its Amended and Restated Trust Agreement, Lincoln National Capital V is required to use the proceeds it receives from the redemption of the Junior Subordinated Debentures to redeem its Trust Preferred Securities, Series E and 7.65% Common Securities on the same day.

 As a result of these transactions, LNC will incur a non-cash charge of approximately $3.6 million, net of taxes, in the fourth quarter of 2006. The non-cash charge reflects the acceleration of costs unamortized issuance costs.

For additional information, please see the press release announcing the redemption attached as Exhibit 99.1 hereto.

Item 8.01. Other Events.

As announced, on August 11, 2006, Lincoln National Corporation (“LNC” or “we”) entered into an agreement with Lehman Brothers Finance S.A. (“Lehman Brothers”) to purchase approximately 5.5 million shares of our common stock for an aggregate initial purchase price of $350 million under an accelerated stock buyback program. Under the Confirmation dated August 11, 2006, which contains the principal terms and provisions governing the program between LNC and Lehman Brothers, LNC could receive from, or could be required to pay, Lehman Brothers a price adjustment based on the volume weighted average share price (“VWAP”) of LNC’s common stock during the term of the program. Under the Confirmation, the default method to settle the price adjustment was in shares of common stock.

The program terminated on October 18, 2006, and Lehman Brothers will deliver to us approximately 181 thousand shares of our common stock in final settlement of the program. These shares will be retired and recorded as a reduction in shareholders’ equity on LNC’s Consolidated Balance Sheet.

In the ordinary course of their business, Lehman Brothers and its affiliates have engaged, and may in the future engage, in financial advisory and/or investment banking transactions with LNC and its affiliates. They have received and will receive customary fees and commissions for these transactions.

Item 9.01 - Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 99.1    Press release dated October 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation

By: /s/ Frederick J. Crawford
Frederick J. Crawford
Senior Vice President and
Chief Financial Officer

Date: October 19, 2006

Exhibit Index

Exhibit 99.1    Press release dated October 19, 2006.